Exhibit 3.231

CERTIFICATE OF INCORPORATION

OF

SUNBEAM INTERMEDIATE HOLDINGS, INC.

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

FIRST. The name of the corporation is Sunbeam Intermediate Holdings, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporate Trust Center, 1209 Orange Street, Wilmington, Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH. The name and mailing address of the incorporator is Paul Watkins c/o Simpson Thacher & Bartlett LLP, 2550 Hanover Street, Palo Alto, California 94304.

SIXTH. The board of directors of the corporation, acting by the vote of any member or members of the board of directors representing a majority of the votes entitled to be cast at a meeting of the board of directors, is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

SEVENTH. Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVENTH shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

EIGHTH.

A. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the corporation or any subsidiary of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee of the request of the corporation or any predecessor to the corporation.

B. Neither any amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this ARTICLE EIGHTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on May 4, 2007.

/s/ Paul Watkins
Paul Watkins
c/o Simpson Thacher & Bartlett LLP
Sole Incorporator